Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Rafaella Apparel Group, Inc. of our report dated September 28, 2006, except for Note 18, for which the date is October 27, 2006, relating to the consolidated financial statements of Rafaella Apparel Group, Inc. (Successor Company) as of June 30, 2005 and 2006 and for the period from June 20, 2005 to June 30, 2005 and for the fiscal year ended June 30, 2006, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

New York, New York

February 8, 2007